EXHIBIT E

CERTAIN INFORMATION ABOUT
THE EXECUTIVE OFFICERS AND DIRECTORS OF SECURITY BENFIT LIFE

Set forth below is certain information with respect to each executive officer and director of Security Benefit Life, including name, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted. Each natural person listed below is a citizen of the United States.

Name	Principal occupation or employment	Business Address
Michael Kiley – CEO and Director (Chairman)	CEO of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Barry Ward – CFO, Chief Risk Officer and Director	CFO and Chief Risk Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
John Guyot – General Counsel	General Counsel of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Roger Offermann – Chief Actuary and Director	Chief Actuary of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Joseph Wittrock – Chief Investment Officer and Director	Chief Investment Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Douglas Wolff – President and Director	President of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Anne Trebino – Senior Vice President	Senior Vice President of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636